Cleveland-Cliffs Inc

1100 Superior Avenue

Cleveland, Ohio 44114-2589

NEWS RELEASE

Cleveland-Cliffs Declares Cash Dividend on Common Stock

Cleveland, OH—November 8, 2005—Cleveland-Cliffs Inc (NYSE: CLF) today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.20 per common share. The dividend will be payable on December 1, 2005, to shareholders of record as of the close of business on November 15, 2005. This dividend rate is the same amount declared in the prior quarter.

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com .

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